Exhibit 10.10
OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is made as of January 1, 2020 (the “Effective Date”), by and among the parties identified herein as the FVE Parties and the parties identified herein as the SNH Parties.
RECITALS:
The FVE Parties manage real properties and improvements owned by the SNH Parties and their Affiliates, which are operated as senior living communities.
The SNH Parties and the FVE Parties wish to memorialize certain agreements with respect to the senior living communities managed, or to be managed, by the FVE Parties, on the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
DEFINED TERMS
1.01.    Definitions. The following capitalized terms as used in this Agreement shall have the meanings set forth below:
(1)    “Affiliate” means, with respect to any Person, (a) any Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Person or (b) any Person of which a Person is the beneficial owner of a 25% or greater interest or (c) any Person who acquires all or substantially all of the assets of a Person. A Person shall be deemed to control another Person if such Person, directly or indirectly, has the power to direct the management, operations or business of such Person. The term “beneficial owner” for this and other definitions, having the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, in no event shall any SNH Party be considered an Affiliate of any FVE Party, and in no event shall any FVE Party be considered an Affiliate of any SNH Party, for purposes of this Agreement.
(2)    “Agreement” means this Omnibus Agreement as amended from time to time.
(3)    “Approved Budget” means the Approved Budget as defined in and as determined pursuant to each Management Agreement.
(4)    “Business Day” means any day other than Saturday, Sunday, or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by Law or executive action to close.
(5)    “Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, of the outstanding shares of voting stock or other voting interests of another Person (a “Relevant Person”) or of any direct or indirect parent of a Relevant Person (“Parent”), or the power to direct the management and policies of a Relevant Person or Parent, directly or indirectly, (b) the merger or consolidation of a Relevant Person or Parent with and into any Person or the merger or consolidation of any Person with and into a Relevant Person or any Parent (other than the merger or consolidation of any Person into a Relevant Person or Parent that does not result in a Change in Control of a Relevant Person or Parent under clauses (a), (c), (d), (e) or (f) of this definition), (c) any one or more sales, conveyances, dividends or distributions to any Person of all or any material portion of the assets (including capital stock or other equity interests) or business of a Relevant Person or Parent, whether or not otherwise a Change in Control, (d) the cessation, for any reason, of the individuals who at the beginning of any 24 consecutive month period (commencing on the date hereof) constituted the board of directors of a Relevant Person or any Parent (together with any new directors whose election by such board or whose nomination for election by the shareholders of a Relevant Person or any Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of any such period or whose election or nomination for election was previously so approved, but excluding any individual whose initial nomination for, or assumption of, office as a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person other than a solicitation for the election of one or more directors by or on behalf of the board of directors) to constitute a majority of the board of directors of a Relevant Person or any Parent then in office, or (e) the adoption of any proposal (other than a precatory proposal) by a Relevant Person or any Parent not approved by vote of a majority of the directors of such Relevant Person or Parent, as the case may be, in office immediately prior to the making of such proposal, or (f) the election to the board of directors of a Relevant Person or any Parent of any individual not nominated or appointed by vote of a majority of the directors of such Relevant Person or Parent in office immediately prior to the nomination or appointment of such individual.
(6)    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
(7)    “Community” has the meaning ascribed to such term in the applicable Management Agreement.
(8)    “Effective Date” is defined in the preamble to this Agreement.
(9)    “Extension Conditions” means (a) no Event of Default as defined under the Management Agreements by any FVE Party shall have occurred and be continuing, and (b) the FVE Parties shall have simultaneously exercised their rights to extend the terms of all Management Agreements on similar terms and in accordance with their terms.
(10)    “FVE” means Five Star Senior Living Inc., a Maryland corporation.
(11)    “FVE Managers” means FVE Managers, Inc., a Maryland corporation.

(12)    “FVE Parties” means, collectively, FVE, FVE Managers, and any other subsidiary of FVE that is a party to a Management Agreement.
(13)    “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
(14)    “Liquidity” means, as of any determination date, the amount of (a) unencumbered cash and cash equivalents of FVE, and (b) FVE’s available borrowing capacity under its revolving credit facilities or similar on-demand sources of liquidity.
(15)    “Management Agreements” means, collectively, each management agreement pursuant to which an FVE Party manages an independent living/assisted living/memory care/skilled nursing community or any other type of senior living community, in each case owned by SNH or any of its Affiliates, whether in existence as of the Effective Date or entered into after the Effective Date.
(16)    “Non-Performing Asset” means a Non-Performing Asset as defined in and as determined pursuant to the Management Agreements.
(17)    “Person” means any natural person, corporation, limited liability company, trust, joint venture, partnership or other entity.
(18)    “Portfolio EBITDA” means, with respect to any calendar year, the sum of the EBITDAs of the Communities as defined and calculated under the Management Agreements for such calendar year. For the avoidance of doubt, if any Management Agreement is terminated or entered into during a calendar year, only the EBITDA for the Community under such Management Agreement for the period that such Management Agreement was in effect during such calendar year will be taken into account in determining Portfolio EBITDA.
(19)    “Portfolio Expenses” means, with respect to any calendar year, the sum of the amounts described in Sections 5.01(a) and 5.01(b) of the Management Agreements for such calendar year.
(20)    “Portfolio Gross Revenues” means, with respect to any calendar year, the sum of the Gross Revenues of the Communities as defined and calculated under the Management Agreements for such calendar year. For the avoidance of doubt, if any Management Agreement is terminated or entered into during a calendar year, only the Gross Revenues for the Community under such Management Agreement for the period that such Management Agreement was in effect during such calendar year will be taken into account in determining Portfolio Gross Revenues.
(21)    “Portfolio Incentive Fee” means, with respect to any calendar year, an amount equal to 15% of the amount by which the Portfolio EBITDA (prior to the payment of the Portfolio Incentive Fee) for such calendar year exceeds the Portfolio Target EBITDA for such calendar year; provided, however, in no event will the Portfolio Incentive Fee for any calendar year exceed the lesser of (a) 1.5% of Portfolio Gross Revenues for such calendar year, and (b) the amount by which Portfolio Gross Revenues for such calendar year exceeds Portfolio Expenses for such calendar year.

The Portfolio Incentive Fee will be determined based upon the annual financial statements for such calendar year required under the Management Agreements, with additional adjustments being made on an annual basis based upon any audits conducted pursuant to any Management Agreement.
(22)    “Portfolio Target EBITDA” means, with respect to any calendar year, the sum of the Target EBITDAs for the Communities as defined and calculated under the Management Agreements for such calendar year; provided, if any Management Agreement is terminated during a calendar year, then Portfolio Target EBITDA for that calendar year will be reduced by a pro rata portion of the Target EBITDA for the Community under such Management Agreement for such calendar year based on the portion of such calendar year that such Management Agreement was not in effect, and if any Management Agreement is entered into during a calendar year, then Portfolio Target EBITDA for that calendar year will be increased by a pro rata portion of the full calendar year Target EBITDA for the Community under such Management Agreement for such calendar year based on the portion of such calendar year that such Management Agreement was in effect.
(23)    “Restricted Payment” means the declaration or payment of any dividend or other distribution of assets, properties, cash, rights, obligations or securities to any person on account of the capital stock of FVE or the purchase, redemption or other acquisition for value of any shares of capital stock of FVE, whether now or hereafter outstanding.
(24)    “SNF Community” means a Community which is operated exclusively as a standalone skilled nursing facility.
(25)    “SNH” means Senior Housing Properties Trust, a Maryland real estate investment trust.
(26)    “SNH Parties” means any subsidiary of SNH that is a party to a Management Agreement.
(27)    “Tangible Net Worth” means as to a particular Person and date, the excess of total assets over total liabilities of such Person on such date, each as determined in accordance with GAAP, excluding, however, from total assets: (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights thereof, and other similar intangibles, (b) all deferred charges or unamortized debt discount and expense, (c) all reserves carried and not deducted from assets, (d) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any subsidiary, (e) deferred gain, and (f) any items not included in clauses (a) through (e) above that are treated as intangibles in conformity with GAAP.
(28)    “Transaction Agreement” means that certain Transaction Agreement, dated as of April 1, 2019, between FVE and SNH.

ARTICLE II
INCENTIVE FEES
2.01.    Portfolio Incentive Fee. Commencing with the 2021 calendar year, the SNH Parties that are parties to the Management Agreements shall pay to the FVE Parties that are parties to the Management Agreements the Portfolio Incentive Fee for each calendar year during the term of this Agreement. Payment of the Portfolio Incentive Fee shall be made on the last Business Day of the January following the end of each calendar year, in arrears.
2.02.    Allocation of Incentive Fees. The SNH Parties that are parties to the Management Agreements shall determine among themselves which portion of the Portfolio Incentive Fee shall be allocable to which Communities provided that all such allocable shares shall equal the Portfolio Incentive Fee.
2.03.    Termination Fee. In addition to any termination fee owed under the applicable Management Agreement, in the event any FVE Party terminates any Management Agreement as a result of an “Event of Default” by any SNH Party under such Management Agreement, such SNH Party shall pay to such FVE Party, within 30 days of the effective date of such termination, an amount equal to the present value of the portion of the annual payments of the Portfolio Incentive Fee that would have been allocated to the Community that is subject to such terminated Management Agreement during the period from the date of termination to the scheduled expiration date of the initial term of such Management Agreement (not including any extension of the term, but not for a period in excess of 10 years in any event) assuming the annual allocated portion of Portfolio Incentive Fee during such period was equal to the average of the portion of the Portfolio Incentive Fee allocated to such Community in each of the 3 calendar years ended prior to such termination, discounted at an annual rate equal to the Discount Rate (as defined in such Management Agreement).
ARTICLE III
TERM AND TERMINATION
3.01.    Term. This Agreement shall continue and remain in effect until all Management Agreements terminate or expire for any reason. Notwithstanding anything in the Management Agreements to the contrary, the right of any FVE Party to extend the term of any Management Agreement pursuant to the provisions of such Management Agreement is conditioned on the Extension Conditions having been satisfied at the time such FVE Party exercises such extension option, provided, however, the exercise of such extension option shall not be effective if, in any 2 calendar years out of the 3 calendar years ending December 31st of the calendar year that is 1 year prior to the expiration of the then current term, the Portfolio EBITDA for such calendar year does not equal at least 97% of the sum of the EBITDAs of the Communities budgeted for such calendar year as identified in the Approved Budgets for the Communities for such calendar year, in which event the Management Agreements shall expire at the end of their then current term in accordance with the provisions of the Management Agreements.
3.02.    Early Termination Rights.

(1)    Notwithstanding anything in the Management Agreements to the contrary, and in addition to any termination rights set forth therein, the SNH Parties shall have the right at any time, without the consent of the FVE Parties or the payment of any termination or other incremental fees to the FVE Parties, to terminate (a) any or all Management Agreements if FVE has made a Restricted Payment such that, after giving effect to such Restricted Payment, (i) FVE’s Tangible Net Worth would be less than $100,000,000, or (ii) FVE’s Liquidity would be less than $20,000,000; and (b) any Management Agreement for (i) any SNF Community, and (ii) any other Community (which Communities shall be selected by the SNH Parties in their sole discretion) in connection with the sale of such Community, provided the aggregate gross sale proceeds for Communities for which the Management Agreements are terminated pursuant to this clause (b)(ii), together with any senior living communities sold by SNH, directly or through one or more of its subsidiaries, pursuant to Section 2.1(6) of the Transaction Agreement, shall not exceed $775,000,000.
(2)    Notwithstanding anything in the Management Agreements to the contrary, an SNH Party may not terminate a Management Agreement as a result of the applicable Community being a Non-Performing Asset if such termination would result in the SNH Parties having terminated Management Agreements in the current calendar year as a result of the applicable Communities being Non-Performing Assets representing, in the aggregate, more than 20% of the Portfolio Gross Revenues for the calendar year prior to such termination.
ARTICLE IV
ADDITIONAL COVENANTS
4.01.    Restricted Payments. From and after the Effective Date, FVE shall not make any Restricted Payment if, after giving effect to such Restricted Payment, (a) SNH would own more than 34.5% of the outstanding FVE Common Shares determined without taking into account any unvested FVE Common Shares or options for or other securities convertible into FVE Common Shares held by persons other than SNH, or (b) FVE Managers would cease to qualify as an “eligible independent contractor” of SNH within the meaning of Section 856(d)(9)(A) of the Code. In no event shall FVE effect a redemption or repurchase of any FVE Common Shares held by SNH without SNH’s prior written consent.
4.02.    Additional Independent Director of FVE. Following the Effective Date, but in any event not later than six months after the Effective Date, FVE shall expand its board of directors to add one additional “Independent Director”, as such term is defined in FVE’s Amended and Restated Bylaws (the “Additional Director”). The Additional Director shall meet the requirements of an Independent Director, shall have a background and experience that complements the existing FVE board and shall be reasonably satisfactory to SNH. Following the Effective Date, FVE will provide the SNH board of directors with the resumes of and other information provided to the FVE board with respect to the candidates being considered by the FVE board for the position of the Additional Director and a reasonable opportunity to interview such candidates. The Additional Director, upon his or her appointment or election, as applicable, will be subject to nomination, re-election and removal as provided with respect to the Independent Directors of FVE in accordance with FVE’s organizational documents and other governance requirements; provided, for so long as any

Management Agreement is in effect, FVE will not reduce the number of Independent Directors to less than four.
4.03.    Financial Statements and Reports. In addition to the financial statements and reports that the FVE Parties are required to provide to the SNH Parties pursuant to the Management Agreements, promptly upon request by an SNH Party the FVE Parties shall provide to SNH and the SNH Parties, any additional information or reports relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Community, any FVE Party or any of their Affiliates as SNH or any SNH Party may reasonably request, including, without limitation, a Liquidity forecast for FVE.
4.04.    Acquisitions, Financings and Sales. At no time during the term of this Agreement may FVE or any subsidiary thereof, directly or indirectly, own, finance or sell, or participate in the ownership, financing or sale of, any real estate property (collectively, the “Properties”) of a type then owned or financed by SNH; provided that if FVE or such subsidiary proposes to enter into any transaction involving the ownership, financing or sale of a Property prohibited by this Section 4.04 (a “Proposed Transaction”), it shall provide notice of the Proposed Transaction to SNH describing the Proposed Transaction in sufficient detail and offer SNH the right to acquire or finance the acquisition of the Property and negotiate in good faith with SNH. If, after 10 Business Days, FVE and SNH have not reached agreement on the terms of the acquisition, financing or sale, FVE (or such subsidiary) shall be free to acquire, finance or sell such Property itself or with others, free of the restrictions of this Section 4.04. FVE agrees that irreparable damage would occur if any of the provisions of this Section 4.04 were not performed in accordance with their terms and that SNH’s remedy at law for FVE’s or its subsidiary’s breach of its obligations under this Section 4.04 would be inadequate. Upon any such breach, SNH shall be entitled (in addition to any other rights or remedies it may have at law) to seek an injunction enjoining and restraining FVE or such subsidiary from continuing such breach. FVE agrees that the period of restriction and the geographical area of restriction imposed upon FVE are fair and reasonable. If the provisions of this Section 4.04 relating to the period or the area of restriction are determined to exceed the maximum period or areas which a court having jurisdiction over the matter would deem enforceable, such period or area shall, for purposes of this Agreement, be deemed to be the maximum period or area which such court determines valid and enforceable.
4.05.    Restrictions on Ownership; REIT Compliance. During the term of this Agreement, (a) FVE will not permit the occurrence of any Change in Control of any FVE Party, (b) FVE will not take any action that, in the reasonable judgment of SNH, might reasonably be expected to have an adverse impact on the ability of SNH to qualify as a “real estate investment trust” under the Code, and (c) the FVE Parties will use reasonable efforts to take, or cause to be taken, all appropriate action, as SNH or the SNH Parties may reasonably deem necessary or desirable in connection for SNH to maintain its qualification for taxation as a “real estate investment trust” under the Code.
4.06.    Third Party Beneficiary. The FVE Parties acknowledge and agree that SNH is an express third party beneficiary of the provisions contained in this Article IV.

ARTICLE V
MISCELLANEOUS PROVISIONS
5.01.    Conflicts with Loan Documentation. The terms and conditions of this Agreement are subject to the requirements set forth in any mortgage or other loan documentation applicable to any Community and to applicable law (collectively, “Other Requirements”). To the extent there is any conflict between the terms and conditions of this Agreement and any Other Requirements, the provisions of the Other Requirements shall control with respect to the applicable Community and Management Agreement and neither any FVE Party nor any SNH Party shall take, or be required to take as a result of this Agreement, any action that would cause the relevant FVE Party or the relevant SNH Party to be in breach of such Other Requirement. The SNH Parties will provide to the FVE Parties notice of any loan documents applicable to a Community, which notice will be given prior to such loan documents becoming applicable to the extent practicable.
5.02.    Addition and Removal of SNH Parties and FVE Parties. At any time and from time to time, if any new Management Agreement is entered into with a SNH Party or FVE Party that has not executed this Agreement, upon the request of the FVE Parties or the SNH Parties, as applicable, such new SNH Party or FVE Party shall execute an accession agreement confirming the applicability of this Agreement to such new Management Agreement and such new SNH Party or FVE Party. At any time and from time to time all Management Agreements pursuant to which a SNH Party or FVE Party is a party to this Agreement are terminated, the FVE Parties or the SNH Parties, as applicable, shall execute a release releasing such SNH Party or FVE Party, as applicable, from all obligations under this Agreement relating to periods from and after the effective date of the termination of the last of such Management Agreements.
5.03.    Notices.
(1)    All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of electronic confirmation of delivery sent by the sender’s computer, in the case of a notice by electronic mail, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
(2)    All such notices shall be addressed,
if to any FVE Party, to:
Five Star Senior Living Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn: Katherine E. Potter, President
E-Mail:
kpotter@5ssl.com

If to any SNH Party, to:
Senior Housing Properties Trust
Two Newton Place, Suite 300
255 Washington Street
Newton, Massachusetts 02458
Attn: Jennifer F. Francis, President
E-Mail: JFrancis@rmrgroup.com

(3)    By notice given as herein provided, the parties and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice.
5.01.    Applicable Law; Arbitration. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland, with regard to its “choice of law” rules. Any “Dispute” (as such term is defined in the Management Agreements) under this Agreement shall be resolved through final and binding arbitration conducted in accordance with the procedures and with the effect of, arbitration as provided for in the Management Agreements.
5.02.    Severability. If any term or provision of this Agreement or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
5.03.    Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
5.04.    Section and Other Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section references are to this Agreement, unless otherwise specified. The singular and plural use of a defined term shall have the correlative meaning. The words “including” and “include” shall be deemed to be followed by the words “without limitation.”
5.05.    Assignment. Any SNH Party may assign this Agreement to any Affiliate (but only as such term is defined in Section 1.01(1)(a) or (c)) of such SNH Party without the consent of the FVE Parties. No FVE Party shall assign or transfer its interest in this Agreement without the prior written consent of the SNH Parties which may be withheld in the sole and absolute discretion of the SNH Parties. If the SNH Parties consent to an assignment of this Agreement by any FVE Party, no further assignment shall be made without the express consent in writing of the SNH Parties.

5.06.    Entire Agreement. This Agreement, together with the Transaction Agreement and the Management Agreements, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all previous contracts and understandings between the parties with respect to the subject matter hereof and thereof.

[Signatures page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with the intention of creating an instrument under seal.
FVE PARTIES:
FIVE STAR SENIOR LIVING INC., and
FVE MANAGERS, INC.
By:     /s/ Katherine E. Potter
Katherine E. Potter
President and Chief Executive Officer of each of the foregoing entities

[Signature Page to Omnibus Agreement]

SNH PARTIES:
SNH AL AIMO TENANT, INC.,
SNH AL AIMO TENANT II, INC.,
SNH AL CRIMSON TENANT INC.,
SNH AL CUMMING TENANT LLC,
SNH AL GEORGIA TENANT LLC,
SNH AL TRS, INC.,
SNH AL WILMINGTON TENANT INC.,
SNH AZ TENANT LLC,
SNH BAMA TENANT LLC,
SNH BRFL TENANT LLC,
SNH CAL TENANT LLC,
SNH CALI TENANT LLC,
SNH CCMD TENANT LLC,
SNH CO TENANT LLC,
SNH DEL TENANT LLC,
SNH DERBY TENANT LLC,
SNH FLA TENANT LLC,
SNH GEORGIA TENANT LLC,
SNH GRANITE GATE TENANT LLC,
SNH GRANITE GATE LANDS TENANT LLC,
SNH GROVE PARK TENANT LLC,
SNH INDY TENANT LLC,
SNH LINCOLN TENANT LLC,
SNH LONGHORN TENANT LLC,
SNH MASS TENANT LLC,
SNH MD TENANT LLC,
SNH MO TENANT LLC,
SNH NC TENANT LLC,
SNH NEB TENANT LLC,
SNH NJ TENANT LLC,
SNH NORTHWOODS TENANT LLC,
SNH NM TENANT LLC,
SNH OHIO TENANT LLC,
SNH OMISS TENANT LLC,
SNH PARK PLACE TENANT I LLC,
SNH PARK PLACE TENANT II LLC,
SNH PENN TENANT LLC,

[Signature Page to Omnibus Agreement]

SNH PLFL TENANT LLC,
SNH SC TENANT LLC,
SNH SE ASHLEY RIVER TENANT LLC,
SNH SE BARRINGTON BOYNTON TENANT LLC,
SNH SE BURLINGTON TENANT LLC,
SNH SE DANIEL ISLAND TENANT LLC,
SNH SE HABERSHAM SAVANNAH TENANT LLC,
SNH SE HOLLY HILL TENANT LLC,
SNH SE KINGS MTN TENANT LLC,
SNH SE MOORESVILLE TENANT LLC,
SNH SE N. MYRTLE BEACH TENANT LLC,
SNH SE SG TENANT LLC,
SNH SE TENANT TRS, INC.,
SNH TEANECK TENANT LLC,
SNH TELLICO TENANT LLC,
SNH TENN TENANT LLC,
SNH TOTO TENANT LLC,
SNH VA TENANT LLC,
SNH VIKING TENANT LLC,
SNH WIS TENANT LLC,
SNH WY TENANT LLC, and
SNH YONKERS TENANT INC.
By:     /s/ Jennifer F. Francis
Jennifer F. Francis
President and Chief Operating Officer of each of the foregoing entities

[Signature Page to Omnibus Agreement]